June 5, 2001



Mr. Victor T. Alessandro
92 West Sandalbranch Circle
The Woodlands, TX 77382

Dear Victor:

The management team at The Great Atlantic & Pacific Tea Company joins me in offering you the position of Senior Vice President and Chief Category Management Officer reporting directly to Elizabeth R. Culligan, Executive Vice President and Chief Operating Officer. This offer is conditioned on a satisfactory reference check and substance abuse testing. Below are the details:

      Your base salary will be $225,000 per annum, payable in four-week increments (13 times per year) at a rate of $17,307.69. In consideration of your key role at A&P, you will be awarded 15,000 stock options upon your employment with A&P.

      You will participate in the Fiscal Year 2001 Management Bonus Plan, on a guaranteed and pro rated basis, at a target bonus rate of $85,000 (35% of grade mid-point; 2001 mid-point is $244,000). Additionally, based upon individual and company performance and approval by the Board of Directors, you will be eligible for stock options under the A&P Stock Options Plan at the beginning of Fiscal Year 2002. The current stock option target guideline for your position is 15,000 shares.

      You will be eligible to participate in the A&P Retirement and Savings Plan upon completion of one year of employment. In addition, you will be eligible to participate in the Executive Medical Plan (details attached). A copy of our complete benefits package and relocation policy are enclosed for your review. Please note that as a corporate officer, you are eligible for an annual physical examination with the Executive Health Group.

      You will receive a $35,000.00 sign-on bonus.

Victor, we are delighted with your decision to join A&P. We believe your association with our organization will be extremely beneficial to both of us.

                                    Sincerely,




Enclosed is a duplicate copy of this letter which I would appreciate your signing and returning indicating agreement with the above.




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VICTOR T. ALESSANDRO                      DATE